SHARE EXCHANGE AGREEMENT

BY AND AMONG

NEW ASIA HOLDINGS, INC.,

OLENOX CORP.

AND

MARBLE TRITAL INC.

Exhibits
Exhibit A	Debt Forgiveness and Redemption Agreement
Exhibit B	Stock Power

SHARE EXCHANGE AGREEMENT

Dated as of April 16, 2024

This Share Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) New Asia Holdings, Inc., a Nevada corporation (“New Asia”); (ii) Olenox Corp., a Wyoming corporation (“Olenox”); and (iii) Marble Trital Inc., as the sole shareholder of Olenox (the “Shareholder”). Each of New Asia, Olenox and the Shareholder may be referred to herein collectively as the “Parties” and separately as a “Party”.

WHEREAS, the Shareholder is the sole shareholder of Olenox, and at the Closing (as defined below), New Asia agrees to acquire from the Shareholder all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Olenox (the “Olenox Common Stock”) in exchange for the issuance by New Asia to the Shareholder of shares of common stock, par value $0.001 per share, of New Asia (the “New Asia Common Stock”); and

WHEREAS, Olenox will become a wholly owned subsidiary of New Asia; and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange (as defined below) qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS AND INTERPRETATIONS

Section 1.01Definitions.

The following terms, as used herein, have the following meanings

(a)“Accredited Investor” has the meaning set forth in Section 5.07(b).

(b)“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

(c)“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(d)“Agreement” has the meaning set forth in the introductory paragraph hereto.

(e)“Alternative Proposal” has the meaning set forth in Section 7.05(g)(i).

(f)“Alternative Transaction” has the meaning set forth in Section 7.05(g)(ii).

(g)“Antitrust Laws” has the meaning set forth in Section 7.08(b).

(h)“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(i)“Closing Date” has the meaning set forth in Section 2.02.

(j)“Closing” has the meaning set forth in Section 2.02.

(k)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

(l)“Confidential Information” has the meaning set forth in Section 7.10(b).

(m)“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

(n)“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

(o)“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” have correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(p)“Debt Forgiveness and Redemption Agreement” has the meaning set forth in Section 2.03(a).

(q)“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities, including, without limitation any simple agreements for future equity or any similar agreements or instruments.

(r)“Direct Claim” has the meaning set forth in Section 8.03(c).

(s)“Disclosing Party” has the meaning set forth in Section 7.10(a).

(t)“Dispute” has the meaning set forth in Section 10.05(a).

(u)“Disqualification Event” has the meaning set forth in Section 4.21.

(v)“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(w)“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(x)“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(y)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(z)“Exchange Shares” has the meaning set forth in Section 2.01(b).

(aa)“Exchange” has the meaning set forth in Section 2.01(c).

(bb)“GAAP” means generally accepted accounting principles as in effect in the United States of America.

(cc)“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(dd)“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

(ee)“Indemnified Party” has the meaning set forth in Section 8.03.

(ff)“Indemnifying Party” has the meaning set forth in Section 8.03.

(gg)“Intellectual Property Registrations” has the meaning set forth in Section 4.10(d).

(hh)“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(ii)“Interim Period” has the meaning set forth in Section 7.04(a).

(jj)“Issuer Covered Person” has the meaning set forth in Section 4.21.

(kk)“Knowledge of New Asia” means the actual knowledge of the directors and officers of New Asia, after and assuming reasonable inquiry.

(ll)“Knowledge of Olenox” means the actual knowledge of the directors and officers of Olenox, or the Shareholder, in each case after and assuming reasonable inquiry.

(mm)“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(nn)“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

(oo)“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(pp)“Loss” and “Losses” have the meanings set forth in Section 8.01.

(qq)“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which such Person operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

(rr)“Mediator” has the meaning set forth in Section 10.05(a).

(ss)“Mr. Peng Debt” has the meaning set forth in Section 2.03(a).

(tt)“Mr. Peng” has the meaning set forth in Section 2.03(a).

(uu)“New Asia Board” means the Board of Directors of New Asia.

(vv)“New Asia Common Stock” has the meaning set forth in the recitals hereto.

(ww)“New Asia Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article VI.

(xx)“New Asia Indemnified Party” has the meaning set forth in Section 8.01.

(yy)“New Asia Organizational Documents” has the meaning set forth in Section 6.01.

(zz)“New Asia” has the meaning set forth in the introductory paragraph hereto.

(aaa)“NRS” means the Nevada Revised Statutes.

(bbb)“Olenox Board” means the Board of Directors of Olenox.

(ccc)“Olenox Common Stock” has the meaning set forth in the recitals.

(ddd)“Olenox Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

(eee)“Olenox Indemnified Party” has the meaning set forth in Section 8.02.

(fff)“Olenox Organizational Documents has the meaning set forth in Section 4.02(a).

(ggg)“Olenox Parties” has the meaning set forth in Section 8.01.

(hhh)“Olenox Shares” has the meaning set forth in Section 2.01(a).

(iii)“Olenox” has the meaning set forth in the introductory paragraph hereto.

(jjj)“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by any Governmental Authority.

(kkk)“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with past custom and practice; provided, that in no event shall any breach of Law or violation of any permits, approvals, licenses, permits, consents, authorizations, qualifications, orders and certificates from Authorities necessary to conduct the business of such Person be considered ordinary or usual course of normal day-to-day operations of the business of such Person.

(lll)“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto, subject to the qualification as set forth in Section 7.05.

(mmm)“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

(nnn)“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, or (v) Liens arising under this Agreement or any Transaction Document.

(ooo)“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(ppp)“Preferred Stock” has the meaning set forth in Section 6.06(a).

(qqq)“Public Certifications” has the meaning set forth in Section 6.08(a).

(rrr)“Purpose” has the meaning set forth in Section 7.10(a).

(sss)“Receiving Party” has the meaning set forth in Section 7.10(a).

(ttt)“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(uuu)“Rule 144” has the meaning set forth in Section 5.07(f).

(vvv)“SEC Reports” has the meaning set forth in Section 6.08(a).

(www)“SEC” means the U.S. Securities and Exchange Commission.

(xxx)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(yyy)“Selected Courts” has the meaning set forth in Section 10.03(b).

(zzz)“Shareholder” has the meaning set forth in the introductory paragraph hereto.

(aaaa)“Stock Power” has the meaning set forth in Section 2.05(a).

(bbbb)“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) owns or controls, directly or indirectly, securities or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(cccc)“Superior Proposal” has the meaning set forth in Section 7.05(g)(iii).

(dddd)“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

(eeee)“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(ffff)“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(gggg)“Termination Date” means May 31, 2024.

(hhhh)“Third-Party Claim” has the meaning set forth in Section 8.03(a).

(iiii)“Transaction Documents” means this Agreement, the Debt Forgiveness and Redemption Agreement, the Stock Power, and any other certificate, instrument, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(jjjj)“Transactions” means the transactions contemplated by the Transaction Documents.

Section 1.02Interpretive Provisions.

Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II.  THE TRANSACTIONS

Section 2.01The Exchange.

(a)On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Shareholder shall sell, assign, transfer and deliver to New Asia, free and clear of all Liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the 1,000,000 shares of Olenox Common Stock held by the Shareholder, constituting 100% of the issued and outstanding shares of Olenox Common Stock (the “Olenox Shares”).

(b)Subject to the provisions of Section 2.04, all of the Olenox Shares shall be exchanged for 224,305,833 shares of New Asia Common Stock (“Exchange Shares”). The Exchange Shares shall be issued in book entry form and shall not be certificated.

(c)The exchange as set forth in this Section 2.01, subject to the other terms and conditions herein, is referred to collectively herein as the “Exchange”.

(d)At the Closing (as defined below) the Shareholder shall, on transfer of the Olenox Shares to New Asia, be recorded in the stock ledger of New Asia as the owner of the Exchange Shares.

Section 2.02Closing.

The closing of the Transactions (the “Closing”) shall occur on second Business Day following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Section 3.01, Section 3.02 and Section 3.03, or at such other date, time or place as New Asia and the Shareholder may agree (the date and time at which the Closing is actually held being the “Closing Date”), via the exchange of electronic documents and other items as required herein.

Section 2.03Redemptions; Terminations; Debt Forgiveness; Issuances.

(a)The Parties acknowledge and agree that Lin Kok Peng, the current Chief Executive Officer of New Asia (“Mr. Peng”) currently holds 41,945,908 shares of New Asia Common Stock. In addition, New Asia is currently indebted to Mr. Peng in the amount of $1,028,704 as of December 31, 2023 (as the same may be in place as of the Closing, the “Mr. Peng Debt”), At the Closing, and as a condition thereof, New Asia and Mr. Peng shall enter into the Debt Forgiveness and Redemption Agreement in the form as attached hereto as Exhibit A (the “Debt Forgiveness and Redemption Agreement”), pursuant to which New Asia shall (i) redeem from Mr. Peng 8,603,149 shares of New Asia Common Stock (subject to the provisions of Section 2.04), which shares of New Asia Common Stock shall be returned to the status of authorized and unissued shares of New Asia Common Stock; and (ii) the Mr. Peng Debt, as comprised as of the Closing Date, shall be forgiven and deemed repaid.

(b)Subject to the provisions of Section 2.04, the Parties acknowledge and agree that, at or prior to the Closing, New Asia (i) shall issue 6,062,320 shares of New Asia Common Stock to Leone Group, LLC, and (ii) shall issue 6,062,320 shares of New Asia Common Stock to

American Capital Ventures, Inc., in each case in consideration of services rendered to New Asia by such entities.

Section 2.04Adjustments.

The Parties acknowledge and agree that it is the intent of the provisions of Section 2.01(b), Section 2.03(a) and Section 2.03(b), that, effective as of the Closing, (i) the Shareholder shall hold 74% of the issued and outstanding shares of New Asia Common Stock, (ii) each of Leone Group, LLC and American Capital Ventures, Inc. shall hold 2% of the issued and outstanding shares of New Asia Common Stock; and (iii) that Mr. Peng (subject to the following sentence) shall hold 11% of the issued and outstanding shares of New Asia Common Stock. The Parties further acknowledge and agree that New Asia and Mr. Peng may make modifications to the number of shares to be redeemed from Mr. Peng pursuant to the Debt Forgiveness and Redemption Agreement, and Mr. Peng and New Asia may transfer or issue certain shares to certain other persons, in which event the number of shares of New Asia Common Stock to be redeemed from Mr. Peng may be modified, and such additional shares may be issued to certain persons as determined by New Asia, or transferred from Mr. Peng to such persons, and the numbers of shares as set forth in Section 2.01(b), Section 2.03(a) and Section 2.03(b) shall be appropriately revised, provided that any such revision shall not modify the percentage of the issued and outstanding shares of Common Stock to be held by the Shareholder (i.e., 74%) or by each of Leone Group, LLC and American Capital Ventures, Inc. (i.e., 2% each).

Section 2.05Shareholder Deliverables at the Closing.

At the Closing, the Shareholder shall deliver to New Asia the following:

(a)The stock power in the form as attached hereto as Exhibit B (the “Stock Power”), duly completed and executed by the Shareholder.

(b)A certificate of an executive officer of Shareholder, dated as of the Closing Date, and:

(i)certifying that the conditions set forth in Section 3.02(a), Section 3.02(b) and Section 3.02(c) have been satisfied and that the statements therein are true and correct; and

(ii)attaching a certificate of status for Olenox issued by the Wyoming Secretary of State for Olenox, dated as of a date within 5 days of the Closing Date.

Section 2.06New Asia Deliverables at the Closing.

At the Closing, New Asia shall:

(a)Record the Shareholder in the books and records of New Asia as the owner of the Exchange Shares;

(b)Deliver to the Shareholder the resignations and consents of the New Asia Board as required to complete the actions as set forth in Section 2.07(a) and Section 2.07(b);

(c)Deliver to the Shareholder the Debt Forgiveness and Redemption Agreement, duly executed by New Asia and Mr. Peng;

(d)Deliver to the Shareholder a certificate of an executive Officer of New Asia, dated as of the Closing Date; and:

(i)certifying that the conditions set forth in Section 3.03(a) and Section 3.03(b) have been satisfied and that the statements therein are true and correct; and

(ii)attaching a certificate of status issued by the Nevada Secretary of State for New Asia, dated as of a date within 5 days of the Closing Date.

Section 2.07Additional Agreements and Actions at and Following the Closing.

(a)At the Closing, the New Asia Board shall name Michael McLaren as a director of New Asia, and any other persons as determined by Shareholder as directors of New Asia, and thereafter the other current members of the New Asia Board shall resign.

(b)At the Closing, the New Asia Board shall name Michael McLaren as the Chief Executive Officer and Secretary of New Asia, and any other persons as determined by Shareholder as officers of New Asia, and thereafter all prior officers of New Asia shall resign.

Section 2.08Additional Documents.

At and following the Closing, the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to or following the Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.09Taxes.

Shareholder shall be responsible for any Taxes imposed on Shareholder as a result of the Transactions.

ARTICLE III. CONDITIONS TO THE CLOSING

Section 3.01Conditions to the Obligations of all of the Parties.

The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by New Asia, or by the Shareholder, at or before the Closing Date of all the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions and no Governmental Authority shall have imposed any terms or conditions on the Transactions which would reasonably be expected to materially impact the operations of New Asia or Olenox following the Closing;

(b)There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing;

(c)The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Transactions;

(d)The New Asia Board shall have approved this Agreement and the Transactions and shall not have withdrawn such approval; and

(e)Olenox shall have provided to New Asia audited financial statements for Olenox and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor, which consents to the inclusion of its statements in SEC public filings, for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable Law, and unaudited statements for any other required interim periods; and

(f)New Asia shall have filed a Schedule 14f-1 with the SEC and such filing shall have become, and shall be remaining, effective.

Section 3.02Conditions to the Obligations of New Asia.

The obligations of New Asia to consummate the Closing are subject to the satisfaction (or waiver by New Asia in its sole discretion), at or before the Closing Date, of the following conditions:

(a)The representations and warranties made by the Shareholder in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality and the representations and warranties in Section 4.01, Section 4.02, Section 5.01, Section 5.02 and Section 5.06, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(b)Olenox and the Shareholder shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Olenox or the Shareholder prior to or at the Closing; and

(c)There shall have occurred no Material Adverse Effect with respect to Olenox.

Section 3.03Condition to the Obligations of the Shareholder

. The obligations of the Shareholder and Olenox to consummate the Closing are subject to the satisfaction (or waiver by the Shareholder in its sole discretion), at or before the Closing Date, of the following conditions:

(a)The representations and warranties made by New Asia in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, and other than the representations and warranties as set forth in Section 6.01, Section 6.02 and Section 6.07, which shall each be true and correct in all respects) at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing

Date, except for changes therein permitted by this Agreement;

(b)New Asia shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by New Asia prior to or at the Closing;

(c)New Asia shall have no outstanding Liabilities, other than transfer agent fees, legal fees, fees payable to the OTC Markets, and fees payable to accountants and auditors, which shall collectively not be in excess of $20,000;

(d)New Asia shall have filed all federal, state and local Tax Returns and shall have paid any and all outstanding Taxes in excess of $1,000;

(e)New Asia shall have no outstanding SEC or other regulatory comments or investigations concerning New Asia; and

(f)There shall have occurred no Material Adverse Effect with respect to New Asia.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO OLENOX

As an inducement to, and to obtain the reliance of New Asia, Olenox and the Shareholder, jointly and severally, represent and warrant to New Asia, except as set forth in the Disclosure Schedules delivered by the Shareholder to New Asia on the Effective Date (the “Olenox Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 4.01Existence and Power.

Olenox is a corporation, duly organized, validly existing, and in good standing under the Laws of the state of Wyoming and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 4.02Capitalization.

(a)The Olenox Shares are held by Shareholder and constitute 100% of the Equity Securities in, and the equity interests, of Olenox. None of the Olenox Shares is subject to pre-emptive or similar rights pursuant to any organizational document of Olenox, including the Articles of Incorporation or Bylaws of Olenox (collectively, the “Olenox Organizational Documents”). Except for the Olenox Organizational Documents, there are no voting agreements, rights of first refusal, drag-along, tag-along, rights of participation or other similar rights with respect to the Olenox Common Stock or the ownership thereof by any Person.

(b)All of the Olenox Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Wyoming Business Corporation Act or the Olenox Organizational Documents. None of the Olenox Shares have been issued in violation of any applicable securities Laws

(c)There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Transaction Documents), (A) relating to the issued or unissued Equity Securities of Olenox or (B) obligating Olenox to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such Equity Securities, or (C) obligating Olenox to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such Equity Securities. Other than as expressly set forth in this Agreement, there are no outstanding obligations of Olenox to repurchase, redeem or otherwise acquire any Equity Securities of Olenox or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(d)All Indebtedness of Olenox as of the Effective Date is disclosed in Section 4.02(d) of the Olenox Disclosure Schedules. No Indebtedness of Olenox contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Olenox or (iii) the ability of Olenox to grant any Lien on its properties or assets.

Section 4.03Actions; Orders; Permits.

There is no pending or, to the Knowledge of Olenox, threatened, material Action to which Olenox is subject which would reasonably be expected to have a Material Adverse Effect on Olenox. There is no material Action that Olenox has pending against any other Person. Olenox is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Olenox holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Olenox.

Section 4.04Litigation.

There is no (a) Action of any nature currently pending or, to the Knowledge of Olenox, threatened, and no such Action has been brought since its incorporation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since its organization, in either case of (a) or (b) by or against Olenox, its current or former managers, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of Olenox must be related to Olenox’ business, equity securities or assets), its business, equity securities or assets. Since its organization, none of the current or former officers, senior management or managers of Olenox have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 4.05Liabilities.

Section 4.05 of the Olenox Disclosure Schedules sets forth (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Olenox, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by Olenox, the repayment obligations for which are secured by any of Olenox’ assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of Olenox.

Section 4.06Compliance with Laws; Permits.

(a)Olenox is, and has since its formation has been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Olenox, and Olenox has not received written notice alleging any violation of applicable Law in any material respect by Olenox. Olenox is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and Olenox has not previously received any subpoenas from any Governmental Authority.

(b)All prior issuances of securities of Olenox have been either registered under the Securities Act, or exempt from registration.

(c)All material Permits required for Olenox to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on Olenox. All fees and charges with respect to such Permits have been paid in full.  To the Knowledge of Olenox, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Olenox. Olenox has not received any notice of proceedings relating to the revocation or modification of any such Permit.

(d)Olenox is not and has not been, and the past and present officers, members, managers and affiliates of Olenox are not and have not, been the subject of, nor does any officer, member, manager or affiliate of Olenox have any reason to believe that Olenox or any of its officers, members, managers or affiliates will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 4.07General Compliance.

Olenox to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by Olenox under), nor has Olenox received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect on Olenox.

Section 4.08Contracts.

(a)Section 4.08(a) of the Olenox Disclosure Schedules contains a list of all contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Olenox is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the Ordinary Course of Business. In the case of oral agreements, Section 4.08(c) of the Disclosure Schedules contains a description thereof.

(b)All contracts, agreements, franchises, license agreements, and other commitments to which Olenox is a party or by which its properties are bound and which are material to the operations of Olenox taken as a whole are valid and enforceable by Olenox in all respects, except as limited by the Enforceability Exceptions.

(c)Except as included or described in Section 4.08(c) of the Olenox Disclosure Schedules, Olenox is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of Olenox, which, in each case cannot be terminated by Olenox on notice of no more than thirty (30) days at a cost of no more than $5,000.

Section 4.09Bank Accounts; Power of Attorney.

Section 4.09 of the Olenox Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Olenox within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Olenox; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Olenox within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from Olenox or who are otherwise authorized to act on behalf of Olenox with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

Section 4.10Intellectual Property.

(a)Olenox owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary and all other Intellectual Property and technology to conduct its businesses as now conducted.

(b)None of Olenox’ material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this

Agreement.  To the Knowledge of Olenox there is no infringement by Olenox of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Olenox, being threatened against, Olenox regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect on Olenox.

(c)Without limiting the generality of the foregoing, Olenox has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of Olenox, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Olenox any ownership interest and right they may have in Intellectual Property owned by Olenox; and (ii) acknowledge Olenox’ exclusive ownership of all Intellectual Property owned by Olenox. Olenox has provided New Asia with true and complete copies of all such agreements. To the Knowledge of Olenox, Olenox is in material compliance with all legal requirements applicable to Intellectual Property owned by Olenox and Olenox’ ownership and use thereof.

(d)All required filings and fees related to the Intellectual Property owned by Olenox that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Olenox has provided New Asia with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(e)Olenox has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by Olenox and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by Olenox.

Section 4.11Condition and Sufficiency of Assets.

 Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Olenox are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Olenox, together with all other properties and assets of Olenox, are sufficient for the conduct of Olenox’ business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of Olenox as conducted as of the Closing.

Section 4.12Accounts Receivable.

 The accounts receivable reflected on the books and records of Olenox and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Olenox involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Olenox not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 4.13Title.

Olenox has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of Olenox, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Olenox and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by Olenox is held under valid, subsisting and enforceable leases with which Olenox is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Olenox.

Section 4.14Taxes.

(a)Olenox has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Olenox know of no basis for any such claim. All Tax Returns required to be filed on or before the Closing Date by Olenox have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Olenox (whether or not shown on any Tax Return) have been, or will be, timely paid. Olenox has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(b)No claim has been made by any taxing authority in any jurisdiction where Olenox does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Olenox. The amount of Olenox’ liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the financial statements of Olenox. All deficiencies asserted, or assessments made, against Olenox as a result of any examinations by any taxing authority have been fully paid. Olenox is not a party to any Action by any taxing authority. To the Knowledge of Olenox, there are no pending or threatened Actions by any taxing authority.

(c)There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Olenox.

(d)Olenox is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. Olenox is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Olenox.

(e)Olenox is not and has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Olenox has no Liability for Taxes of any Person (other than Olenox) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. Olenox has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Olenox has not taken any action that could defer a Liability for Taxes of Olenox from any period prior to the Closing to any period following the Closing.

(f)Neither Olenox nor any Shareholder is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Olenox is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. Olenox has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Olenox is not and has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Olenox under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(g)Olenox has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Olenox has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(h)None of the assets of Olenox is property that Olenox is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 4.15Insurance.

Olenox is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the management of Olenox believes to be prudent and customary in the businesses in which Olenox is engaged.  Olenox has not been refused any insurance coverage sought or applied for, and Olenox has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Olenox, taken as a whole.

Section 4.16Controls.

Olenox maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Olenox and an unconsolidated or other off balance sheet entity that is not disclosed by Olenox in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on Olenox.

Section 4.17Transactions with Affiliates.

None of the managers or officers Olenox and, to the Knowledge of Olenox, none of the employees of Olenox, is presently a party to any transaction with Olenox (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Olenox, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of Olenox’ total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Olenox and (iii) other employee benefits of Olenox.

Section 4.18Foreign Corrupt Practices.

Neither Olenox, nor, to the Knowledge of Olenox, any agent or other Person acting on behalf of Olenox, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Olenox (or made by any Person acting on its behalf of which Olenox is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.19Money Laundering.

Olenox is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 4.20Illegal or Unauthorized Payments.

Neither Olenox nor, to the Knowledge of Olenox, any of the Shareholder, managers, officers, employees, agents or other representatives of Olenox or any other business entity or enterprise with which Olenox is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Olenox.

Section 4.21No Disqualification Events.

None of Olenox, any of its predecessors, any affiliated issuer, any manager, executive officer, other officer of Olenox, any beneficial owner of 20% or more of Olenox’ outstanding Equity Securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Olenox in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Olenox has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 4.22Transactions with Affiliates.

Section 4.22 of the Olenox Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the Effective Date under which there are any existing or future Liabilities or obligations between Olenox and any (a) present or former manager, officer or employee or Affiliate of Olenox, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of any of Olenox’ outstanding membership interests as of the Effective Date.

Section 4.23Investment Company Act.

Olenox is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.24Independent Investigation.

Olenox and the Shareholder have each conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of New Asia and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of New Asia for such purpose. Olenox and the Shareholder each acknowledge and agrees that: (a) in making their respective decisions to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own own investigation and the express representations and warranties of New Asia set forth in this Agreement and in any certificate delivered to the Shareholder pursuant hereto; and (b) none of New Asia nor its respective Representatives have made any representation or warranty as to New Asia, or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to the Shareholder pursuant hereto.

Section 4.25No Brokers.

Neither Olenox nor the Shareholder has retained any broker or finder in connection with any of the Transactions, and neither Olenox nor the Shareholder has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

As an inducement to, and to obtain the reliance of New Asia, Shareholder represents and warrant to New Asia, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date as follows:

Section 5.01Existence and Power.

Shareholder is a corporation, duly organized and in good standing under the laws of the jurisdiction of its organization, and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 5.02Due Authorization.

Shareholder has taken all actions required by Law or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 5.03Valid Obligation

. This Agreement and all Transaction Documents executed by Shareholder in connection herewith constitute the valid and binding obligations of Shareholder, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 5.04No Conflict With Other Instruments

. The execution of this Agreement by Shareholder and the consummation of the Transactions by Shareholder will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Shareholder is a party or to which any of Shareholder’s assets, properties or operations are subject.

Section 5.05Non-Contravention.

The execution and delivery by Shareholder of this Agreement and each Transaction Document to which it is a party, the consummation by Shareholder of the Transactions, and compliance by Shareholder with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Olenox Organizational Documents or of the organizational documents of Shareholder, (b)  conflict with or violate any Law, Order or Consent applicable to Shareholder, or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv)

accelerate the performance required by Shareholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Shareholder under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract which is material to the operations of Shareholder, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Shareholder.

Section 5.06Capitalization; Title to Olenox Common Stock.

(a)Shareholder is, as of the Effective Date, and on the Closing Date will be, the record and beneficial owner and holder of the Olenox Shares, free and clear of all Liens. None of the Olenox Shares are subject to pre-emptive or similar rights pursuant to any requirement of Law or any contract with Shareholder, and no Person has any pre-emptive rights or similar rights to purchase or receive any shares of Olenox Common Stock or other interests in Olenox from Shareholder.

(b)The Olenox Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Wyoming Business Corporation Act, the Olenox Organizational Documents or any Contract to which Shareholder or Olenox is a party.

Section 5.07Investment Representations

(a)Investment Purpose. Shareholder understands and agrees that the consummation of the Transactions including the delivery of the Exchange Shares to Shareholder in exchange for the Olenox Shares as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Exchange Shares are being acquired by Shareholder for Shareholder’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)Investor Status. Shareholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (and “Accredited Investor”).

(c)Reliance on Exemptions. Shareholder understands that the Exchange Shares are being offered and sold to Shareholder in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that New Asia is relying upon the truth and accuracy of, and Shareholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Shareholder set forth herein in order to determine the availability of such exemptions and the eligibility of Shareholder to acquire the Exchange Shares.

(d)Information. Shareholder has been furnished with all materials relating to the business, finances and operations of New Asia and materials relating to the offer and sale of the Exchange Shares which have been requested by Shareholder. Shareholder has been afforded the opportunity to ask questions of New Asia. Shareholder has such knowledge and experience in financial and business matters that Shareholder is capable of evaluating the merits and risks of the prospective investment and the receipt of the Exchange Shares. Shareholder understands that Shareholder’s investment in the Exchange Shares involves a significant degree of risk. Shareholder is not aware of any facts that may constitute a breach of any of New Asia’s representations and warranties made herein.

(e)Governmental Review. Shareholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Shares.

(f)Transfer or Resale. Shareholder understands that (i) the sale or re-sale of the Exchange Shares have not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Exchange Shares may not be transferred unless (a) the Exchange Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Shareholder shall have delivered to New Asia, at the cost of Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by New Asia, (c) the Exchange Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Shareholder who agree to sell or otherwise transfer the Exchange Shares only in accordance with this Section 5.07(f) and who is an Accredited Investor, (d) the Exchange Shares are sold pursuant to Rule 144, or (e) the Exchange Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Shareholder shall have delivered to New Asia, at the cost of Shareholder, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by New Asia; (ii) any sale of such Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither New Asia nor any other person is under any obligation to register such Exchange Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)Legends. Shareholder understands that the Exchange Shares, until such time as the Exchange Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Exchange Shares.

(h)Removal. The legend(s) referenced in Section 5.07(g) shall be removed and New Asia shall issue a certificate without such legend to the holder of any Exchange Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Exchange Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides New Asia with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Exchange Shares may be made without registration under the Securities Act, which opinion shall be accepted by New Asia so that the sale or transfer is effected. Shareholder agrees to sell all Exchange Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

Section 5.08Independent Investigation.

Shareholder has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of New Asia and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of New Asia for such purpose. Shareholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of New Asia set forth in this Agreement and in any certificate delivered to Shareholder pursuant hereto; and (b) none of New Asia nor its respective Representatives have made any representation or warranty as to New Asia, or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to Shareholder pursuant hereto.

Section 5.09No Brokers.

Shareholder has not retained any broker or finder in connection with any of the Transactions, and Shareholder has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF NEW ASIA

As an inducement to, and to obtain the reliance of Olenox and the Shareholder, New Asia represents and warrants to Olenox and the Shareholder, except as set forth in the SEC Reports or New Asia Disclosure Schedules delivered by New Asia to the Shareholder (the “New Asia Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, as of the Effective Date and as of the Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 6.01Corporate Existence and Power

. New Asia is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. New Asia has made available to Olenox copies of the articles of incorporation and bylaws of New Asia as in effect on the Effective Date (the “New Asia Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of New Asia Organizational Documents. Other than as set forth herein as to the conditions to the Closing, New Asia has taken all action required by Law, New Asia Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and New Asia has full power, authority, and legal right and has taken all action required by Law, New Asia Organizational Documents or otherwise to consummate the Transactions.

Section 6.02Due Authorization.

The execution, delivery and performance, of this Agreement does not, and the consummation of the Transactions will not, violate any provision of New Asia Organizational Documents. New Asia has taken all actions required by Law, New Asia Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions. The New Asia Board has authorized the execution and delivery of this Agreement by New Asia and has approved this Agreement and the Transactions and has not withdrawn such approval.

Section 6.03Valid Obligation

. This Agreement and all agreements and other documents executed by New Asia in connection herewith constitute the valid and binding obligations of New Asia, enforceable in accordance with its or their terms, except as may be limited the Enforceability Exceptions.

Section 6.04Governmental Approvals.

Except as otherwise described in Section 6.04 of New Asia Disclosure Schedules, no Consent of or from any Governmental Authority, on the part of New Asia is required to be obtained or made in connection with the execution, delivery or performance by New Asia of this Agreement and each Transaction Document to which it is a party or the consummation by New Asia of the Transactions, other than (a) such filings as contemplated by this Agreement, (b) any filings required pursuant to the Exchange Act or otherwise with the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on New Asia.

Section 6.05Non-Contravention.

Except as otherwise described in Section 6.05 of New Asia Disclosure Schedules, the execution and delivery by New Asia of this Agreement and each Transaction Document to which it is a party, the consummation by New Asia of the Transactions, and compliance by New Asia with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of New Asia Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.04, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to New Asia, or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by New Asia under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of New Asia under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract which is material to the operations of New Asia, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on New Asia.

Section 6.06Capitalization; Indebtedness.

(a)New Asia is authorized to issue 4,000,000,000 shares of New Asia Common Stock, and 400,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). No shares of Preferred Stock have been designated as any class or series of preferred stock, and no shares of Preferred Stock are issued and outstanding. There are 75,288,667 shares of New Asia Common Stock issued and outstanding. All outstanding shares of the New Asia Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, New Asia Organizational Documents or any Contract to which New Asia is a party. None of the outstanding New Asia Common Stock, and any other Derivatives or Equity Securities of New Asia have been issued in violation of any applicable securities Laws.

(b)Except as set forth in Section 6.06(b) of New Asia Disclosure Schedules there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Transaction Documents), (A) relating to the issued or unissued shares of New Asia or (B) obligating New Asia to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating New Asia to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, there are no outstanding obligations of New Asia to repurchase, redeem or otherwise acquire any shares of New Asia or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 6.06(b) of New Asia Disclosure Schedules, there are no stockholders agreements, voting trusts or other agreements or understandings to which New Asia is a party with respect to the voting of any shares of New Asia.

(c)All Indebtedness of New Asia as of the Effective Date is disclosed in Section 6.06(c) of New Asia Disclosure Schedules. No Indebtedness of New Asia contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by New Asia or (iii) the ability of New Asia to grant any Lien on its properties or assets.

Section 6.07Exchange Shares.

The Exchange Shares to be issued and delivered to the Shareholder in accordance with this Agreement shall be, upon issuance and delivery of such Exchange Shares, be fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and any Liens incurred by the Shareholder, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 6.08SEC Filings and New Asia Financials.

(a)New Asia has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by New Asia with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the Effective Date. Except to the extent available on the SEC’s web site through EDGAR, New Asia has delivered to the Shareholder copies in the form filed with the SEC of all of the following: (i) New Asia’s annual reports on Form 10-K for each fiscal year of New Asia beginning with the first year New Asia was required to file such a form, (ii) New Asia’s quarterly reports on Form 10-Q for each fiscal quarter that New Asia filed such reports to disclose its quarterly financial results in each of the fiscal years of New Asia referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by New Asia with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of New Asia, as of the Effective Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports, and none of the SEC Reports filed on or prior to the Effective Date is subject to ongoing SEC review or investigation as of the Effective Date. The Public Certifications are each true as of their respective dates of filing. As used in this Section 6.08, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)The financial statements and notes of New Asia contained or incorporated by reference in the SEC Reports (the “New Asia Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of New Asia at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)Except as and to the extent reflected or reserved against in New Asia Financials, New Asia has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in New Asia Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since New Asia’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in New Asia Financials as of the date of such New Asia Financial.

Section 6.09Compliance with Laws.

New Asia is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on New Asia, and New Asia has not received written notice alleging any violation of applicable Law in any material respect by New Asia. New Asia is not under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and New Asia has not previously received any subpoenas from any Governmental Authority.

Section 6.10Actions; Orders; Permits.

There is no pending or, to the Knowledge of New Asia, threatened, material Action to which New Asia is subject which would reasonably be expected to have a Material Adverse Effect on New Asia. There is no material Action that New Asia has pending against any other Person. New Asia is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. New Asia holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on New Asia.

Section 6.11Litigation.

There is no (a) Action of any nature currently pending or, to the Knowledge of New Asia, threatened, and no such Action has been brought since its incorporation; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since its incorporation, in either case of (a) or (b) by or against New Asia, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of New Asia must be related to New Asia’s business, equity securities or assets), its business, equity securities or assets. Since its incorporation, none of the current or former officers, senior management or directors of New Asia have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

Section 6.12Investment Company Act.

New Asia is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 6.13Independent Investigation.

New Asia has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Olenox and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Olenox for such purpose. New Asia acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of the Shareholder set forth in this Agreement and in any certificate delivered to New Asia pursuant hereto; and (b) none of the Shareholder nor its Representatives have made any representation or warranty as to Olenox, or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to New Asia pursuant hereto.

Section 6.14No Brokers.

New Asia has not retained any broker or finder in connection with any of the Transactions, and New Asia has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

ARTICLE VII. ADDITIONAL AGREEMENTS AND COVENANTS

Section 7.01Delivery of Books and Records

. At the Closing, the Shareholder shall deliver to New Asia the originals of the minute books, books of account, contracts, records, and all other books or documents of Olenox now in the possession of the Shareholder or its Representatives.

Section 7.02Third Party Consents and Certificates.

The Parties agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the Transactions.

Section 7.03Notices of Certain Events.

In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify the other Parties of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the Effective Date, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 7.04Conduct of the Business

and Additional Covenants.

(a)Between the Effective Date and the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), Olenox shall, and the Shareholder shall cause Olenox to, conduct its business in the Ordinary Course of Business, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of New Asia, and shall use their commercially reasonable efforts to preserve intact Olenox’ business relationships with employees, clients, suppliers and other third parties, and shall cause Olenox to comply with the provisions of the remainder of this Section 7.04, other than as may be specifically contemplated herein.

(b)Without limiting the generality of the foregoing, other than as specifically set forth herein, during the Interim Period, without the prior written consent of New Asia, which consent shall not unreasonably be withheld, Olenox shall not;

(i)Issue or sell any additional Equity Securities, admit any new Persons as shareholders of Olenox, or enter into any agreement, instrument or contract that could or would permit or entitle any Person to acquire any Equity Securities of Olenox;

(ii)mend, modify or supplement any of the Olenox Organizational Documents;

(iii)establish any subsidiary or enter into any new line of business;

(iv)acquire, including by merger, consolidation, acquisition of Equity Securities or assets, or any other form of business combination, any corporation, partnership,

limited liability company, other business organization or any division thereof, or any material amount of assets;

(v)adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(vi)amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset Olenox, which involve payments in excess of $5,000;

(vii)Olenox shall not modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $5,000 (individually or in the aggregate);

(viii)make any capital expenditures in excess of $5,000 (individually or in the aggregate);

(ix)sell, lease, license or otherwise dispose of any of the its assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of inventory in the Ordinary Course of Business, and (iii) not exceeding $5,000;

(x)change the bonus or profit sharing policies of Olenox;

(xi)obtain or incur any loan or other Indebtedness in excess of $5,000, including drawings under Olenox’ existing lines of credit;

(xii)suffer or incur any Lien on its assets, except for Permitted Liens or the Liens incurred in the Ordinary Course of Business;

(xiii)suffer any damage, destruction or loss of property related to any of its assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed $5,000;

(xiv)merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xv)permit any insurance policy protecting any of its assets with an aggregate coverage amount in excess of $5,000 to lapse;

(xvi)make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any inventory or assets other than in the Ordinary Course of Business;

(xvii)extend any loans other than travel or other expense advances to employees in the Ordinary Course of Business or with the principal amount not exceeding $5,000;

(xviii)make, change, or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or surrender or forfeit any right to claim a Tax refund, enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement related to Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with U.S. GAAP;

(xix)waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, Action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, any Party) not in excess of $5,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations;

(xx)fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xxi)take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xxii)undertake any legally binding obligation to do any of the foregoing.

(c)In addition to the forgoing, during the Interim Period, the Shareholder shall not sell, gift or otherwise transfer any of the Olenox Shares, whether intentionally or by operation or law or otherwise.

(d)During the Interim Period, neither Olenox nor the Shareholder shall (i) take or agree to take any action that might make any representation or warranty of such Party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

Section 7.05No Solicitation.

For purposes of this Section 7.05, references to a “Party” shall be deemed a reference solely to New Asia or Olenox, and references to the “Parties” shall be deemed a reference to New Asia and Olenox.

(a)Except as permitted by this Section 7.05, during the Interim Period, each Party shall, and shall cause their respective Subsidiaries and Affiliates, and shall use their respective reasonable best efforts to cause their respective Representatives to, (i) cease as of the Effective Date any solicitations, discussions or negotiations with any Persons that may be ongoing prior to the Effective Date with respect to any Alternative Proposal (as defined below) and (ii) not to, (A) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any Alternative Proposal, (B) furnish any non-public information regarding the such Party or any of its subsidiaries to any third Person in connection with or in response to an Alternative Proposal by such third Person or (C) participate in any discussions or negotiations with any third Person with respect to any Alternative Proposal made by such third person; provided, that, notwithstanding anything to the contrary in this Section 7.05(a), except as otherwise permitted by this Section 7.05, if a Party receives any inquiry, expression of interest, proposal or offer that constitutes or could reasonably be expected to lead to an Alternative Proposal from any third Person, such Party may (1) inform such third person that such Party is contractually prohibited from engaging in discussions with, or otherwise responding to, such third Person in response thereto and (2) seek clarification of the terms and conditions thereof so as to determine whether such inquiry, expression of interest, proposal, offer or Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal with respect to such Party.

(b)Notwithstanding anything to the contrary contained in this Agreement, if, at any time during the Interim Period, (i) a Party has received a written Alternative Proposal from a Person after the Effective Date that did not result from a material breach of Section 7.05(a) and (ii) the Board of Directors of such Party (or any committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal with respect to such Party, then such Party, its Subsidiaries and other Affiliates and their respective Representatives may (A) furnish information, including with respect to such Party and its Subsidiaries, to the Person making such Alternative Proposal and (B) participate in discussions or negotiations with the Person making such Alternative Proposal in connection with such Alternative Proposal; provided, however, that such Party will not, and will not permit its Subsidiaries and other Affiliates and their respective Representatives to, disclose any material non-public information regarding such Party to such person without such Party first entering into a confidentiality agreement that contains confidentiality terms no less favorable to such Party as those set forth in Section 7.10 with such Person if such Person is not already party to a confidentiality agreement with such Party.

(c)Except as set forth in Section 7.05(c)(ii), During the Interim Period:

(i)Neither the New Asia Board nor any committee thereof will (i) adopt, authorize, approve or recommend any Alternative Proposal with respect to New Asia, or (ii) allow New Asia or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Alternative Transaction with respect to New Asia (other than a confidentiality agreement as referenced above) or requiring New Asia to abandon, terminate or fail to consummate the Transactions; and

(ii)Neither the Olenox Board nor any committee thereof will (i) adopt, authorize, approve or recommend any Alternative Proposal with respect to Olenox, or (ii) allow Olenox or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement to effect any Alternative

Transaction with respect to Olenox (other than a confidentiality agreement as referenced above) or requiring Olenox to abandon, terminate or fail to consummate the Transactions.

(d)Notwithstanding anything to the contrary contained in this Agreement, at any time during the Interim Period, New Asia may terminate this Agreement in order to cause New Asia to enter into a definitive agreement with respect to an Alternative Proposal with respect to New Asia if:

(i)an Alternative Proposal with respect to New Asia that did not result from a material breach of Section 7.05(a) is made to New Asia by a third Person and (B) the New Asia Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal with respect to New Asia;

(ii)the New Asia Board provides Olenox prior written notice of New Asia’s intention to terminate this Agreement, which notice shall identify the person making such Superior Proposal and include the draft of the definitive agreement to effect such Superior Proposal;

(iii)if requested by Olenox, New Asia has negotiated, and directed any applicable Representative of New Asia or any of its Subsidiaries to negotiate, with Olenox during the three (3) Business Days following the date of such notice of Superior Proposal with respect to any changes to the terms of this Agreement proposed by Olenox in a binding irrevocable written offer; and

(iv)taking into account any changes to the terms of this Agreement offered by Olenox in a binding irrevocable written offer to New Asia pursuant to Section 7.05(d)(iii), the New Asia Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal with respect to New Asia would continue to constitute a Superior Proposal with respect to New Asia if such changes irrevocably offered in writing by Olenox were to be given effect; provided, that any material amendment to the terms of such Alternative Proposal (whether or not in response to any changes proposed by Olenox pursuant to Section 7.05(d)(iii) shall require a new notice of Superior Proposal  and an additional two (2) day period from the date of such notice during which the terms of Section 7.05(d)(iii) and this Section 7.05(d)(iv) shall apply mutatis mutandis (other than the number of Business Days).

(e)Notwithstanding anything to the contrary contained in this Agreement, at any time during the Interim Period, the Olenox Parties, acting together, may terminate this Agreement in order to cause Olenox to enter into a definitive agreement with respect to an Alternative Proposal with respect to Olenox if:

(i)an Alternative Proposal with respect to Olenox that did not result from a material breach of Section 7.05(a) is made to Olenox by a third Person and (B) the Olenox Board (or any committee thereof) determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal with respect to Olenox;

(ii)the Olenox Board provides New Asia prior written notice of Olenox’ intention to terminate this Agreement, which notice shall identify the person making such Superior Proposal and include the draft of the definitive agreement to effect such Superior Proposal;

(iii)if requested by New Asia, Olenox has negotiated, and directed any applicable Representative of Olenox or any of its Subsidiaries to negotiate, with New Asia during the three (3) Business Days following the date of such notice of Superior Proposal with respect to any changes to the terms of this Agreement proposed by New Asia in a binding irrevocable written offer; and

(iv)taking into account any changes to the terms of this Agreement offered by New Asia in a binding irrevocable written offer to New Asia pursuant to Section 7.05(e)(iii), the Olenox Board (or any committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal with respect to Olenox would continue to constitute a Superior Proposal with respect to Olenox if such changes irrevocably offered in writing by New Asia were to be given effect; provided, that any material amendment to the terms of such Alternative Proposal (whether or not in response to any changes proposed by New Asia pursuant to Section 7.05(e)(iii) shall require a new notice of Superior Proposal  and an additional two (2) day period from the date of such notice during which the terms of Section 7.05(e)(iii) and this Section 7.05(e)(iv) shall apply mutatis mutandis (other than the number of Business Days).

(f)Nothing contained in this Section 7.05 or elsewhere in this Agreement shall prohibit New Asia from: (i) taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party contemplated by Rule 14e-2(a) or making a statement required under Rule 14d-9 under the Exchange Act (including any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to its stockholders if, in the good faith judgment of the New Asia Board, after consultation with outside legal counsel, the failure to so disclose would reasonably be expected to constitute a breach of its duties to New Asia or its shareholders under applicable law.

(g)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)“Alternative Proposal”, as to a Party, shall refer to any proposal, offer or inquiry contemplating or otherwise relating to any Alternative Transaction (as defined below) with respect to such Party, other than an offer, proposal or inquiry by the other Party or any of its Affiliates.

(ii)“Alternative Transaction”, as to a Party, shall refer to any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (1) a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing 9.9% or more of the outstanding shares of any class of voting or equity securities of such Party (or any parent company resulting from such transaction), or (2) such Party issues securities representing 9.9% or more of the outstanding shares of any class of voting or equity securities of such Party (or any parent company resulting from such transaction); (B) any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets (including equity interests of any Subsidiary of such Party) that constitute or account for (1) a majority of the consolidated net revenues of such Party and its Subsidiaries, consolidated net income of such Party and its Subsidiaries or consolidated book value of such Party and its Subsidiaries, or (2) a majority of the fair market value of the assets of such Party and its Subsidiaries; (C) any sale of all or substantially all of the assets or properties constituting, or the sale of control of, the business conducted by such Party and its Subsidiaries; (D) any liquidation or dissolution of such Party; or (E) any combination of the foregoing.

(iii)“Superior Proposal”, as to a Party, shall mean a bona fide Alternative Proposal obtained after Effective Date that did not result from a breach of Section 7.05(a) which the Board of Directors of such Party determines in good faith (after consultation with its outside counsel and financial advisor) (A) to be reasonably likely to be consummated if accepted and (B) to be more favorable to such Party’s stockholders from a financial point of view than the Transactions contemplated by the Transaction Documents, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of such proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by the other Party in response to such Alternative Proposal and the ability of the Person making such Alternative Proposal to consummate the transactions contemplated by such Alternative Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

Section 7.06Access to Information.

During the Interim Period, Olenox shall, to the best of its ability and in accordance with applicable laws and regulations, (a) continue to give New Asia, its legal counsel and other Representatives reasonable access to the offices, properties, and books and records of Olenox, (b) furnish to New Asia, its legal counsel and other Representatives such information relating to the business of Olenox as New Asia may request and (c) cause Olenox’ employees, legal counsel, accountants and Representatives to cooperate with New Asia in New Asia’s investigation of the business of Olenox, provided that no investigation pursuant to this Section 7.06 (or any investigation prior to the Effective Date) shall affect any representation or warranty given by Olenox or the Shareholder as set forth herein.

Section 7.07Notices of Certain Events.

During the Interim Period, each Party shall promptly notify the other Parties of:

(a)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)any Actions commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the Transactions; and

(d)the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect on any Party.

Section 7.08Commercially Reasonable Efforts; Further Assurances.

(a)Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other Parties, to consummate and implement expeditiously each of the Transactions. The Parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

(b)In furtherance and not in limitation of Section 7.08(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense other than as specifically set forth herein, with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to:  (i) cooperate in all respects with each other Parties or their Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 7.09Public Announcements.

The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent of New Asia and Olenox (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance (provided, however, that these restrictions shall be subject to the provisions of Section 7.05).

Section 7.10Confidentiality.

(a)The Parties acknowledge and agree that in connection with the completion of the Transactions, each Party will obtain from the other certain Confidential Information (as defined below) of the other Party. The Party disclosing Confidential Information hereunder shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information hereunder shall be referred to as the “Receiving Party”. The Receiving Party agrees that such Confidential Information of the Disclosing Party shall be used by the Receiving Party solely for the purpose of furthering the Transactions (the “Purpose”).

(b)For purposes of this Agreement, and except as provided below, “Confidential Information” of Disclosing Party shall mean any confidential, proprietary or trade secret information, data or know-how which relates to the business, research, services, products, customers, suppliers, employees, or financial information of the Disclosing Party and its subsidiaries and Affiliates, including, but not limited to, product or service specifications, designs, drawings, prototypes, computer programs, models, business plans, marketing plans, financial data, financial statements, financial forecasts and statistical information, in each case that is marked as confidential, proprietary or secret, or with an alternate legend or marking indicating the confidentiality thereof or which, from the nature thereof should reasonably be expected to be confidential or proprietary, in each case which is disclosed by the Disclosing Party or on its behalf, after the date hereof, to the Receiving Party either in writing, orally, by inspection or in any other form or medium. Any technical or business information of a third person furnished or disclosed shall be deemed “Confidential Information” of the Disclosing Party unless otherwise specifically indicated in writing to the contrary.

(c)The Receiving Party agrees to use the Confidential Information of the Disclosing Party only for the Purpose and shall use reasonable care not to disclose Confidential Information to any non-Affiliated third party, such care to be at least equal to the care exercised by Receiving Party as to its own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt.  Receiving Party agrees that it shall make disclosure of any such Confidential Information of the Disclosing Party only to its Affiliates and their respective Representatives, to whom disclosure is reasonably necessary for the Purpose.  Receiving Party shall appropriately notify such Representatives that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement.  Receiving Party shall be responsible for the failure of its Representatives to comply with the terms of this Agreement.

(d)Without the prior consent of the Disclosing Party, the Receiving Party shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information of the Disclosing Party.

(e)Receiving Party acknowledges that the Confidential Information of the Disclosing Party disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States.  Receiving Party agrees it will not knowingly export, directly or indirectly, any Confidential Information of the Disclosing Party or any direct product incorporating any Confidential Information of the Disclosing Party, whether or not otherwise permitted under this Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

(f)Nothing herein shall be construed as granting to Receiving Party or its Affiliates any right or license to use or practice any of the information defined herein as Confidential Information of the Disclosing Party and which is subject to this Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by the Disclosing Party.  Except as allowed by applicable law, Receiving Party shall not use any trade name, service mark or trademark of the Disclosing Party or refer to the Disclosing Party in any promotional or sales activity or materials without first obtaining the prior written consent of the Disclosing Party.

(g)The obligations imposed in this Section 7.10(c), Section 7.10(d), Section 7.10(e) and Section 7.10(f) shall not apply to any Confidential Information that (i) was already in the possession of Receiving Party  at the time of disclosure without restrictions on its use or is independently developed by Receiving Party after the Effective Date, provided that the Person or Persons developing same have not used such information received from the Disclosing Party, or is rightfully obtained from a source other than from the Disclosing Party; (ii) is in the public domain at the time of disclosure or subsequently becomes available to the general public through no fault of Receiving Party; (iii) is obtained by Receiving Party from a third person who is under no obligation of confidence to the Disclosing Party; or (iv) is disclosed without restriction by the Disclosing Party.

(h)Upon termination of this Agreement for any reason or upon request by the Disclosing Party made at any time, all Confidential Information of the Disclosing Party, together with any copies of same as may be authorized herein, shall be returned to the Disclosing Party, or destroyed and certified as such by an officer of Receiving Party, at the Receiving Party’s option, within a reasonable time period not exceeding thirty (30) days from the date of such termination or request.  Receiving Party may retain one copy of all written Confidential Information for its files for reference in the event of a dispute hereunder or as is necessary to comply with its document retention policies.

(i)As between the Disclosing Party and Receiving Party, the Confidential Information and any Derivative thereof (as defined below), whether created by the Disclosing Party or the Receiving Party, will remain the property of the Disclosing Party. For purposes of this Agreement, “Derivative” shall mean: (i) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted, and which constitutes a derivative work under the Copyright laws of the United States; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

(j)If Receiving Party is requested or required (by oral questions, deposition, interrogatories, subpoena, civil investigative demand or other similar non-criminal process) to disclose any Confidential Information of the Disclosing Party supplied to Receiving Party under this Agreement, the Receiving Party will provide the Disclosing Party with prompt written notice of such request(s) so that the Disclosing Party may, at the Disclosing Party’s option, (a) seek an appropriate protective order; (b) consult with the Receiving Party on the advisability of taking steps to resist or narrow such request or requirement; or (c) waive in writing the Receiving Party’s compliance with the provisions of this Agreement for the sole purpose of complying with the request.  If, in the absence of a protective order or the receipt of a written waiver hereunder, the Receiving Party is nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information of the Disclosing Party to any governmental tribunal or else stand liable for contempt or suffer other censure or penalty, the Receiving Party will cooperate with the Disclosing Party at the Disclosing Party’s expense in any attempt that the Disclosing Party may make to obtain an order or other reliable assurance that confidential treatment will be provided by such tribunal for all or designated portions of such Confidential Information disclosed by the Disclosing Party.

(k)Nothing in this Agreement shall be construed as granting any right or license to the Receiving Party, by implication or otherwise, with respect to any Confidential Information of the Disclosing Party, except for the limited purposes set forth above or as otherwise specifically set forth herein.

Section 7.11Due Diligence Review.

(a)Following the Effective Date until the Closing, the Olenox Parties shall give to New Asia and its authorized Representatives full and complete access to the books and records, contracts, facilities and personnel of Olenox as New Asia and its authorized Representatives may request so that New Asia may complete its due diligence investigation of Olenox. The Olenox Parties also agree to provide New Asia and its authorized

Representatives with access to any information in any Olenox Party’s possession or within any Olenox Party’s control that contains information generated by any Olenox Party regarding Olenox relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If New Asia, in its sole discretion, at any time prior to the Closing determines that its due diligence review of Olenox is not satisfactory to New Asia, then New Asia may terminate this Agreement upon notice to the Olenox Parties.

(b)Following the Effective Date until the Closing, New Asia shall give to Olenox and its authorized Representatives full and complete access to the books and records, contracts, facilities and personnel of New Asia as Olenox and its authorized Representatives may request so that Olenox may complete its due diligence investigation of New Asia. New Asia also agrees to provide Olenox and its authorized Representatives with access to any information in New Asia’s possession or within New Asia’s control that contains information generated by New Asia regarding New Asia relative to its financial, operational, and/or regulatory condition (present, past, or prospective), in each case to the extent not otherwise set forth in the SEC Reports. If Olenox, in its sole discretion, at any time prior to the Closing determines that its due diligence review of New Asia is not satisfactory to Olenox, then the Olenox Parties, acting together, may terminate this Agreement upon notice to New Asia.

ARTICLE VIII. INDEMNIFICATION

Section 8.01Indemnification of New Asia.

Provided that the Closing occurs, the Shareholder hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law New Asia, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “New Asia Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses” and each individually a “Loss”) incurred or sustained by any New Asia Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Olenox or the Shareholder (collectively, the “Olenox Parties”) contained herein or in any of the other Transaction Documents, and (b) any Actions by any third parties with respect to the business or operations of Olenox for any period on or prior to the Closing Date.

Section 8.02Indemnification of the Olenox Parties.

Provided that the Closing occurs, New Asia hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Olenox Parties and each of their officers, directors, employees, stockholders, members, attorneys and agents and permitted assignees (each a “Olenox Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Olenox Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of New Asia contained herein or in any of the other Transaction Documents.

Section 8.03Procedure.

The following shall apply with respect to all claims by any Olenox Indemnified Party or New Asia Indemnified Party for indemnification with respect to actions by third parties (with any references herein to an “Indemnified Party” being a reference to a Olenox Indemnified Party or a New Asia Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to New Asia or the Shareholder, as applicable):

(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to this Section 8.03(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.04Periodic Payments.

Any indemnification required by this Article VIII for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05Insurance.

Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06Time Limit.

The obligations of New Asia and the Shareholder under Section 8.01 and Section 8.02 shall expire two (2) years from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 8.07Certain Limitations.

The indemnification provided for in Section 8.01 and Section 8.02shall be subject to the following limitations:

(a)Shareholder shall not be liable to New Asia Indemnified Parties for indemnification under Section 8.01 until the aggregate amount of all Losses in respect of indemnification under Section 8.01 exceeds $10,000 (the “Basket”), in which event the Shareholder shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum dollar amount of equal to the value of the Exchange Shares issued at the Closing, based on the closing price of the New Asia Common Stock on the primary trading market for the New Asia Common Stock as of trading day immediately prior to the Closing, as reasonable determined by the New Asia Board (the “Cap”).

(b)New Asia shall not be liable to the Olenox Indemnified Parties for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds the Basket, in which event New Asia shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap.

Section 8.08Effect of Investigation.

 The representations, warranties and covenants of the Indemnifying Party, and any Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any Indemnified Party or by reason of the fact that such Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09Exclusive Remedy.

In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions herein, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions.  In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all other rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law, other than as set forth in this Article VIII.

ARTICLE IX. TERMINATION; SURVIVAL

Section 9.01Termination

. This Agreement may be terminated on or prior to the Closing Date:

(a)By the mutual written consent of New Asia and the Shareholder;

(b)By New Asia (i) if the conditions to the Closing as set forth in Section 3.01 and Section 3.02 have not been satisfied or waived by New Asia, which waiver New Asia may give or withhold in its sole discretion, by the Termination Date, provided, however, that New Asia may not terminate this Agreement pursuant to this clause (i) of this Section 9.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by New Asia; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of Olenox or the Shareholder contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.02 not to be satisfied, and such violation, breach or inaccuracy has not been waived by New Asia or cured by the Shareholder or Olenox, as applicable, within five (5) Business Days after receipt by the Shareholder of written notice thereof from New Asia or is not reasonably capable of being cured prior to the Termination Date;

(c)By the Shareholder (i) if the conditions to Closing as set forth in Section 3.01 and Section 3.03 have not been satisfied or waived by the Shareholder, which waiver the Shareholder may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Shareholder may not terminate this Agreement pursuant to this clause (i) of this Section 9.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Shareholder; or (ii) if there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of New Asia contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Section 3.03 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Shareholder or cured by New Asia, applicable, within five (5) Business Days after receipt by New Asia of written notice thereof from the Shareholder or is not reasonably capable of being cured prior to the Termination Date;

(d)By New Asia or the Shareholder, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order or action shall have become final and nonappealable;

(e)By New Asia, pursuant to the provisions of Section 7.05(d);

(f)By the Olenox Parties, pursuant to the provisions of Section 7.05(e);

(g)By New Asia, pursuant to the provisions of Section 7.11(a); or

(h)By the Olenox Parties, pursuant to the provisions of Section 7.11(b).

Section 9.02Specific Enforcement.

Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if New Asia has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 9.01(b), New Asia may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.18, provided that all conditions to Closing have been satisfied in the event that such specific performance is seeking to cause the Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein; and (ii) if the Shareholder has a right to terminate this Agreement pursuant to the provisions of clause (ii) of Section 9.01(c), the Shareholder may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.18, provided that all conditions to Closing have been satisfied in the event that such specific performance is seeking to cause the Closing to occur, waiver of any condition to close not being sufficient to implicate the right of specific performance as set forth herein.

Section 9.03Survival After Termination.

If this Agreement is terminated by in accordance with Section 9.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that Section 7.10, this Section 9.03 and Article X shall survive the termination of this Agreement and nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE X. MISCELLANEOUS

Section 10.01Notices

.

(a)Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to New Asia, to:

New Asia Holdings, Inc.

80 Tras Street #01-03

Singapore 079019

Attn: Lin Kok Peng, Ph.D, Chief Executive Officer

Email: jeffrey.lin@newasiainc.com

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: Laura Anthony

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email: lanthony@alclaw.com

If to Olenox or to the Shareholder, to:

Olenox Corp.

Attn: Michael McLaren MSc. MBA

205 S Bailey Steet

Electra, Texas 76360

Via email: mikem@cyclenrgy.com

With a copy, which shall not constitute notice, to:

Jonathan D. Leinwand, P.A.

Attn: Jonathan D. Leinwand

18305 Biscayne Blvd, Suite 200

Aventura, FL 33160 United States

Email: jonathan@jdlpa.com

(b)Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 10.02Survival Following Closing.

In the event that the Closing occurs, the representations and warranties of the Parties contained in this Agreement or in any other Transaction Document shall survive the Closing for a period of two (2) years thereafter, and the covenants and agreements of the Parties contained in this Agreement or in any other Transaction Document shall survive the Closing until fully performed, provided that the Parties acknowledge and agree that, in the event that the Closing occurs, the Confidential Information of Olenox shall become the property of New Asia and therefore the obligations on New Asia as set forth in Section 7.10 shall cease to apply to New Asia as the Receiving Party of such Confidential Information at such time.

Section 10.03Governing Law; Jurisdiction.

(a)This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the Transactions, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Nevada, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Nevada.

(b)Subject to the provisions of Section 10.05 and Section 10.06, each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Palm Beach County, Florida (the “Selected

Courts”). By execution and delivery of this Agreement, each Party hereby (a) submits to the exclusive jurisdiction of any Selected Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the Selected Courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any Selected Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.01, provided that nothing in this Section 10.03(b) shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 10.04Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.04. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 10.05Mediation.

(a)The Parties shall promptly submit any dispute, claim, or controversy between the Parties, including their respective Affiliates, owners, members, shareholders, officers, directors, agents and employees, arising out of or relating to the Transactions or this Agreement, including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement, or any alleged breach thereof, including any action in tort, contract, equity, or otherwise (each, a “Dispute”), to mediation before one mediator who is generally experienced in industries in which New Asia and Olenox operate, to be jointly selected by New Asia and the Shareholder (the “Mediator”). If New

Asia and the Shareholder cannot agree upon the Mediator within five (5) Business Days of the commencement of the efforts to so agree on an Mediator, each of New Asia and the Shareholder shall select one person as a mediator and the two mediators so selected shall select the sole Mediator who shall hear and attempt to resolve the dispute.

(b)The Parties will endeavor to resolve the applicable Dispute with the assistance of the Mediator for a period of ten (10) days following the selection of the Mediator, and in the event that they are unable to do so, any Party may elect to proceed to binding arbitration as set forth in Section 10.06.

(c)In any mediation hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the Mediator shall apply.  The mediation shall be held in West Palm Beach, Florida.

Section 10.06Arbitration.

(a)In the event that the Parties are unable to resolve any Dispute as set forth in Section 10.05, any Party shall be entitled to submit such Dispute to binding arbitration to in accordance with the rules and regulations of the American Arbitration Association. The arbitration shall be conducted by one arbitrator jointly selected by New Asia and the Shareholder, provided, however, that if New Asia and the Shareholder are unable to agree on the identity of the arbitrator within five (5) Business Days of commencement of efforts to do so, each of New Asia and the Shareholder shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator, and the third arbitrator shall conduct the arbitration alone.

(b)The Parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedures) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed in such proceeding shall be barred. The arbitrator shall be instructed to use every reasonable effort to perform its services within seven days of request, and, in any case, as soon as practicable. The Parties agree to be bound by the provisions of any limitation on the period of time by which claims must be brought under Nevada law or any applicable federal law. The arbitrator shall have the right to award the relief which he or she deems proper, consistent with the terms of this Agreement, including compensatory damages (with interest on unpaid amounts from due date), injunctive relief, specific performance, legal damages and costs.  The award and decision of the arbitrator shall be conclusive and binding on all Parties, and judgment upon the award may be entered in any court of competent jurisdiction. Any right to contest the validity or enforceability of this award shall be governed exclusively by the United States Arbitration Act.

(c)In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the arbitrator shall apply.  The arbitration shall be held in West Palm Beach, Florida.

Section 10.07Limitation on Damages.

IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS FOR SPECIAL, GENERAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST OPPORTUNITY, EVEN IF THE PARTY SOUGHT TO BE HELD LIABLE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 10.08Attorneys’ Fees

. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.09Third Party Beneficiaries

. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, shareholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 10.10Expenses

. Subject to Section 10.05, Section 10.06 and Section 10.08 and other than as specifically set forth herein, whether or not the Exchange is consummated, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Transactions.

Section 10.11Entire Agreement

. This Agreement, the other Transaction Documents and the other agreements and documents references herein represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 10.12Amendment; Waiver

; Remedies.

(a)This Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by New Asia and the Shareholder.

(b)Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

Section 10.13No Presumption Against Drafter.

This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10.14Headings.

The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 10.15No Assignment or Delegation.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the Transactions, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 10.16Commercially Reasonable Efforts

. Subject to the terms and conditions herein provided, each Party shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 10.17Further Assurances.

From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 10.18Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.19Counterparts

. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

New Asia Holdings, Inc.

By:/s/ Lin Kok Peng___________

Name: Lin Kok Peng

Title: Chief Executive Officer

Olenox Corp.

By: /s/ Michael McLaren_______

Name:Michael McLaren MSc. MBA

Title:Chief Executive Officer

Marble Trital Inc.

By: /s/ Michael McLaren_______

Name: Michael McLaren MSc. MBA

Title:Chief Executive Officer